News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G ANNOUNCES APPOINTMENT OF DIRECTOR
Amy L. Chang Appointed to Board of Directors Effective June 1, 2017

CINCINNATI, April 12, 2017 – The Board of Directors of The Procter & Gamble Company (NYSE: PG) appointed Amy L. Chang, founder and Chief Executive Officer of Accompany, Inc., as a Director of the Company. The appointment is effective June 1, 2017. Ms. Chang will serve on the Audit and Innovation & Technology Committees.

Ms. Chang is the founder and Chief Executive Officer of Accompany, Inc., a relationship intelligence company. Accompany.com delivers customized insights on people and companies based on a proprietary data platform. Prior to Accompany, Amy led Google Analytics for seven years, most recently as Global Head of Product, Google Ads Measurement and Reporting. Her vision and strategic direction led the division to unprecedented growth.

"We are delighted to welcome Amy Chang to P&G's Board of Directors," said David Taylor, P&G's Chairman of the Board, President and Chief Executive Officer. "Her exceptional knowledge of digital industry trends and data analytics, combined with her deep business experience in top technology companies, will be of tremendous benefit to the Company."

Prior to joining Google, Ms. Chang held product management and strategy positions at eBay Inc. and served as a consultant with McKinsey & Company, specializing in semiconductors, software and services. She is currently a member of the board of directors of Cisco Systems, Splunk and Accompany, and holds a B.S. and an M.S. in Electrical Engineering from Stanford University.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

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